UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 24, 2016

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Carrizo Oil & Gas, Inc. (the “Company,” “Carrizo,” “we” or “us”) is hereby providing the following operational updates.

Possible Acquisition. On October 24, 2016, the Company, and its wholly-owned subsidiary Carrizo (Eagle Ford) LLC, entered into a purchase and sale agreement (the “Sanchez Purchase Agreement”) with Sanchez Energy Corporation and SN Cotulla Assets, LLC, a subsidiary of Sanchez Energy Corporation (together with its subsidiaries, “Sanchez”), to acquire approximately 15,000 net acres located in the Eagle Ford Shale primarily in LaSalle, Frio and McMullen Texas counties (the “Sanchez Properties”), for aggregate consideration of approximately $181.0 million in cash, subject to title adjustments and other customary purchase price adjustments (the “Possible Acquisition”). We currently expect the Possible Acquisition to close on or about December 14, 2016, subject to satisfaction of specified closing conditions. The effective date for the Possible Acquisition is June 1, 2016 and the purchase price will be subject to customary adjustments, including reductions for certain net revenue retained by Sanchez that is attributable to operations after such effective date.

As of June 1, 2016, the estimated net proved reserves associated with the Sanchez Properties, based on our internal estimates, were approximately 14.5 MMBoe (71% oil, 56% developed). Internal estimates of reserves are based on our analysis of production data provided by the seller, as well as available geologic and other data, and as such are subject to change and may have less certainty than reserve estimates prepared by outside reserve engineering firms. Based on information provided by the seller, we estimate that net production from the Sanchez Properties was approximately 3,100 Boe/d (61% oil) from 112 gross (93 net) wells for the month ended September 30, 2016. The Sanchez Properties are 100% operated by the seller and we expect to become the operator of all of the properties upon consummation of the Possible Acquisition. We are currently the operator of approximately 350 gross wells in LaSalle, Frio, McMullen and Atascosa Texas counties. We believe that our operating experience and the proximity of the Sanchez Properties to our current operations will allow us to achieve efficiencies in the operation and development of the Sanchez Properties.

The Company has performed only a limited investigation of the Sanchez Properties. The completion of the Possible Acquisition is subject to specified closing conditions and to the right of one or both of the parties to terminate the transaction including in the event that more than specified adjustments in the purchase price are required. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Possible Acquisition may not be completed. The Company has made a performance deposit with the seller that is refundable only in specified circumstances if the transaction is not consummated.

The definitive agreement contains customary representations, warranties and covenants and also includes indemnification provisions under which the parties thereto have agreed to indemnify each other against certain liabilities. There can be no assurance that the Company will acquire the Sanchez Properties on the terms or timing described or at all. Even if the Company consummates the Possible Acquisition, it may not be able to achieve the expected benefits of the Possible Acquisition. There can be no assurance that the Possible Acquisition will be beneficial to the Company. The Company may not be able to integrate the Sanchez Properties without increases in costs, losses in revenues or other difficulties.

Preliminary Third Quarter 2016 Estimated Production. Production volumes during the third quarter of 2016 are estimated to be 40,762 Boe/d. This represents an increase of 13% versus the third quarter of 2015 and is above our guidance range of 37,433-38,700 Boe/d. Oil production during the third quarter of 2016 is estimated to be 24,488 Bbls/d, an increase of 4% versus the third quarter of 2015; natural gas and NGL production are estimated to be 69,262 Mcf/d and 4,730 Bbls/d, respectively, for the third quarter of 2016.

We have prepared these third quarter estimates in good faith based upon our internal reporting and accruals as of and for the three months ended September 30, 2016. Such estimated volumes are preliminary and are thus inherently uncertain and subject to change as we complete our financial results and operating data for the three months ended September

30, 2016. Given the timing of such estimates, there can be no assurance that our final results for this period will not differ from these estimates. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and described below.

Preliminary Third Quarter 2016 Estimated Impairment of Proved Oil and Gas Properties. For the three months ended September 30, 2016, we currently estimate an after-tax impairment in the carrying value of proved oil and gas properties of approximately $68.3 million ($105.1 million pre-tax). This estimated impairment is primarily due to a 4% decrease in the average realized prices of crude oil on the first calendar day of each month during the 12-month period prior to the end of September 30, 2016 from $39.84 per barrel as of June 30, 2016 to $38.36 per barrel as of September 30, 2016.

The key factors and assumptions we used to estimate the impairment for the third quarter of 2016 include proved reserves, drilling and completion activity, forecasted production, oil and gas price differentials and development and production costs. The current estimate of our impairment for the third quarter of 2016 is preliminary and inherently uncertain and subject to change as we complete our financial results, operating results, and internal reserves as of and for the three months ended September 30, 2016. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and described below.

Fall 2016 Borrowing Base Redetermination. In connection with our borrowing base redetermination process for Fall 2016 for our revolving credit facility, we have received approval from the lenders to have the borrowing base (as defined in the credit agreement governing our revolving credit facility) remain unchanged at its current level of $600.0 million, until the next borrowing base redetermination. Such borrowing base redetermination is at the discretion of the lenders under our revolving credit facility and there can be no assurance as to the final amount of the borrowing base approved by the lenders. As of October 21, 2016, we had approximately $121.0 million of borrowings outstanding under our revolving credit facility.

Hedging Update. We use commodity derivative instruments to reduce our exposure to commodity price volatility for a substantial, but varying, portion of our forecasted crude oil and natural gas production and thereby achieve a more predictable level of cash flows to support our drilling and completion capital expenditure program. We do not enter into derivative instruments for speculative or trading purposes. Our commodity derivatives consist of fixed price swaps, costless collars, and purchased and sold call options.

In October 2016, we entered into the following crude oil and natural gas derivative positions:

Period	Type of Contract	Volumes (in Bbls/d)	Weighted Average Floor Price ($/Bbl)
July - September 2017	Fixed Price Swaps	6,000	$54.15
October - December 2017	Fixed Price Swaps	3,000	$55.01

Period	Type of Contract	Volumes (in MMBtu/d)	Weighted Average Floor Price ($/MMBtu)
January - December 2017	Fixed Price Swaps	20,000	$3.30

Consideration of Asset Sales. In order to fund our capital expenditure plan, we may consider the sale of certain properties or assets that are not part of our core business or are no longer deemed essential to our future growth, provided we are able to sell such assets on terms that are acceptable to us. We continue to explore sales of non-core properties. We may also consider the sale of properties in areas we have viewed as core, such as the Delaware Basin, particularly if we believe that sales price for such assets would allow us to deploy capital more effectively in other basins or other parts of the same basin. There can be no assurance, however, that any sales will occur on terms we find to be acceptable, or at all.

Press Releases. On October 24, 2016, the Company issued a press release announcing that the Company entered into the Sanchez Purchase Agreement and estimated third quarter production. The press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

The furnishing of the information in this Item 8.01 and the accompanying Exhibit 99.1 is not intended to, and does not, constitute a determination or admission by the Company, that the information in this Item 8.01 and the accompanying Exhibit 99.1 is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Statements in this report, including but not limited to those relating to the Possible Acquisition (including timing, purchase price, consummation, financing benefits and effects thereof), the estimated production results of the Sanchez Properties, expectations regarding timing and levels of production, drilling and completion, the result of any borrowing base redetermination, impairments of proved crude oil and natural gas properties, hedging activity, possible future sales or other transactions, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include purchase price adjustments, satisfaction of closing conditions, failure of the Possible Acquisition to close, integration and other risks of acquisitions, other factors affecting our ability to reach agreements and or complete acquisitions or dispositions, actions sellers and buyers, market conditions, risks regarding financing, capital needs, evaluations by lenders under our revolving credit facility, other actions by lenders, title issues, results of wells and production testing, failure of actual production to meet expectations, the uncertainty of reserve information and future net revenue estimates, performance of rig operators and uses, changes in commodity prices, well costs, estimated recoveries, pricing and other factors affecting average well returns and other risks described the Company’s Form 10-K for the year ended December 31, 2015 and its other filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 24, 2016 announcing that the Company entered into an agreement for the acquisition of acreage in the Eagle Ford Shale and estimated third quarter production.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer

Date: October 24, 2016

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 24, 2016 announcing that the Company entered into an agreement for the acquisition of acreage in the Eagle Ford Shale and estimated third quarter production.